Exhibit 4.3

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

This Amendment No. 1 to the Amended and Restated Preferred Stock Rights Agreement (this “Amendment”) is dated as of February 24, 2009 and amends that Amended and Restated Rights Agreement, dated as of October 27, 2004 (the “Rights Agreement”), by and between Epicor Software Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”);

WHEREAS, on February 24, 2009, the board of directors of the Company determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment; and

WHEREAS, the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of the Rights Agreement.

(a) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Acquiring Person”:

“Notwithstanding anything in this Section 1(a) or otherwise in this Agreement to the contrary, the Elliott Group, as defined on Annex I hereto (the “Exempted Group”), shall not be deemed to be an “Acquiring Person” for purposes of this Rights Agreement by virtue of or as a result of the acquisition by the Elliott Group of up to a maximum of 14.99% of the outstanding Common Shares and $100 million aggregate principal amount of the Company’s Convertible Senior Notes due 2027 (the “Notes”) (the “Exempted Transaction;” it being understood that the actual issuance of Common Shares upon conversion or settlement of the Notes (x) pursuant to an election made by Epicor shall be deemed to constitute an Exempted Transaction and (y) pursuant to an election made by any member of the Elliott Group shall not be deemed to constitute an Exempted Transaction); provided, however, that if, excluding any Notes acquired in an Exempted Transaction, the Exempted Group (or any member thereof) would be an Acquiring Person (unless it is directly as a result of a repurchase, redemption or other acquisition of any Common Shares by the Company), then the Exempted Group shall be deemed an Acquiring Person hereunder by virtue of the Exempted Group’s (or any member thereof) acquisition of Beneficial Ownership of any additional Common Shares.”

(b) Section 1(d) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Beneficial Owner” and “beneficially own”:

“Notwithstanding anything in this Section 1(d) or otherwise in this Agreement to the contrary, the Exempted Group shall not be deemed to be a “Beneficial Owner” of or to “Beneficially Own” any securities beneficially owned by virtue of or as a result of the Exempted Transaction.”

(c) Section 1(gg) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Shares Acquisition Date”:

“Notwithstanding anything in this Section 1(gg) or otherwise in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the Exempted Transaction.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective upon execution by the Company and the Rights Agent. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

“COMPANY”	EPICOR SOFTWARE CORPORATION

	By:	/s/ John D. Ireland
	Name:	John D. Ireland
	Title:	Sr. Vice President & General Counsel

“RIGHTS AGENT”	MELLON INVESTOR SERVICES LLC

	By:	/s/ Mark Cano
	Name:	Mark Cano
	Title:	Relationship Manager

ANNEX I

The Elliott Group includes the following entities and their respective affiliates:

Elliott Associates, L.P.

Elliott International, L.P.

Elliott International Capital Advisors Inc.